Exhibit 99.(p)(11)

UBS Asset Management- Americas Code of Ethics 4-C-003910 Internal

UBS Asset Management–Americas Code of Ethics

OR Taxonomy: Corporate and Legal Entity Governance, Organizational Change Management and Supervision

Owner/Issuer: Head C&ORC AM Americas

Why do we have this policy? The regulatory requirements of section 204A-1 of the Investment Advisors Act and 17j-1 of the Investment Company Act require it.

Applicability

Location	United States
Legal Entity	UBS Asset Management (Americas), Inc., UBS Asset Management (US) Inc., UBS Hedge Fund Solutions, LLC, UBS O’Connor LLC
Business Division	Asset Management
Business Area / Function	All
Roles	All

Summary of Key Requirements

This policy has the following key requirements:

-   It lays out a standard of business conduct that reflects the fiduciary obligations of supervised persons

-   Provisions that require all covered persons to report, and compliance to review, personal security transactions and holdings periodically

-   Provisions requiring supervised persons to comply with U.S. federal securities law

Infringements of this policy may result in disciplinary action including dismissal.

Published: August 20, 2019

UBS Asset Management- Americas Code of Ethics 4-C-003910 Internal

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Table of Contents

Policy		3
1.	Introduction	3
1.1	Who is subject to the Code?	5
1.2	Interested Directors of a Fund	5
1.3	Independent Directors of a Fund	5
2.	Types of Accounts	6
2.1	Covered Accounts	6
2.2	Joint Accounts	6
2.3	Investment Clubs	6
3.	Establishing Covered Accounts	6
3.1	Employee Account Centralization	6
3.2	Discretionary Accounts	7
4.	Trading Restrictions	8
4.1	Definition of Security	8
4.2	Preclearance Requirements	8
4.3	UBS AG Securities, UBS Mutual Funds and UBS Savings and Investment Plans	9
4.4	Frequency	9
4.5	Holding Period	9
4.6	Prohibited Transactions	10
4.7	Initial Public Offerings	10
4.8	Investment in Partnerships and Other Private Placements	11
4.9	Investments Directly with Issuers (or their Transfer Agents)	11
4.10	Options	11
4.11	Futures	11
5.	Reporting and Certification Requirements	12
5.1	Reporting	12
5.2	Copying Central Compliance on Statements and Confirms	12
5.3	Quarterly Transactions Report for Covered Persons and Interested Directors	12
5.4	Quarterly Transactions Report for Independent Directors	13
5.5	Annual Certification for Covered Persons, Interested Directors and Independent Directors	13
6.	Administration and Enforcement	14
6.1	Review of Personal Trading Information	14
6.2	Annual Reports to Mutual Fund Boards of Directors and UBS Asset Management's CEO	14
6.3	Exceptions	14
6.4	Sanctions and Remedies	14
Annex		15
A.	Transaction Requirement Matrix	15

UBS Asset Management- Americas Code of Ethics 4-C-003910 Internal

Policy

1.	Introduction

UBS Asset Management (“UBS AM”)1 has many important assets. Perhaps the most valuable is its established and unquestioned reputation for integrity. Preserving this integrity demands the continuing alertness of every employee. Each employee must avoid any activity or relationship that may reflect unfavorably on UBS AM as a result of a possible conflict of interest, the appearance of such a conflict, the improper use of confidential information or the appearance of any impropriety. Although no written code can take the place of personal integrity, the following, in addition to common sense and sound judgment, should serve as a guide to the minimum standards of proper conduct.

UBS AM insists on a culture that promotes honesty and high ethical standards. This Code of Ethics (“Code”) is intended to assist Employees in meeting the high ethical standards UBS AM follows in conducting its business. The following general principles must govern your activities:

-	You have a fiduciary duty to place the interests of Clients first
-	You must avoid or appropriately manage and report any actual or potential conflict of interests
-	You must not take inappropriate advantage of your position at UBS AM
-	You must act at all times in accordance with “Federal Securities Laws”[2] and other applicable laws and regulations.

If you violate the Code or its associated policies and procedures UBS AM may impose disciplinary action against you as more fully described in Section 6.3 below.

This Code is designed to ensure, among other things, that all employees conduct their personal securities transactions in a manner where clients’ interests are placed first and foremost and are consistent with the law. Any conduct that violates this Code is unacceptable and always constitutes an activity beyond the scope of the employee’s legitimate employment.

The Code is designed to detect and prevent conflicts of interests between its employees, officers and directors and its Advisory Clients3 that may arise due to personal investing activities. UBS AM also has established separate procedures designed to detect other conflicts of interest and prevent insider trading (“Insider Trading Policy and Procedures”; “Political Contributions and Activities” Policy and Procedures), which should be read together with this Code.

Personal investing activities of “Covered Persons” (defined below) can create conflicts of interests that may compromise our fiduciary duty to Advisory Clients. As a result, Covered Persons must avoid any transaction that involves, or even appears to involve, a conflict of interest(s), diversion of an Advisory Client investment opportunity, or other impropriety with respect to dealing with an Advisory Client or acting on behalf of an Advisory Client.

As fiduciaries, Covered Persons must at all times comply with the following principles:

a)	Client Interests Come First. Covered Persons must scrupulously avoid serving their own personal interests ahead of the interests of Advisory Clients. If a Covered Person puts his/her own personal interests ahead of an Advisory Client’s, or violates the law in any way, he/she will be subject to disciplinary action, even if he/she is in technical compliance with the Code.

1 When used in this Code “UBS Asset Management” and “UBS AM” includes UBS Asset Management (US) Inc. and UBS Asset Management (Americas) Inc.

2 Federal securities laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley

Act, any rules adopted by the Securities and Exchange Commission (“SEC”) under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC, the Department of the Treasury, or the Department of Labor (including relevant prohibited transaction exemptions - “PTEs”).

3 Advisory Client means any client (including but not limited to mutual funds, closed-end funds and separate accounts) for which UBS AM serves as an investment adviser or sub-adviser, to whom it renders investment advice, or for whom it makes investment decisions.

UBS Asset Management- Americas Code of Ethics 4-C-003910 Internal

b)	Avoid Taking Advantage. Covered Persons may not make personal investment decisions based on their knowledge of Advisory Client holdings or transactions. The most common example of this is “front running,” or knowingly engaging in a personal transaction ahead of an Advisory. This prohibition applies whether a Covered Person’s transaction is in the same direction as the transaction placed on behalf of an Advisory Client (for example, two purchases) or the opposite direction (a purchase and sale).

If you are uncertain whether a real or apparent conflict exists in any particular situation or if you become aware of a violation, you should consult with your local Compliance & Operational Risk Control (“C&ORC”) representative immediately.

This Code applies to UBS AM and the registered investment companies for which UBS AM serves as investment manager, investment advisor and/or principal underwriter (“Funds”). The Code sets forth detailed policies and procedures that Covered Persons of UBS AM must follow in regard to their personal investing activities. All Covered Persons are required to comply with the Code as a condition of continued employment.

The Federal Securities Laws include the following two rules, among others:

Rule 17j-1:

Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), provides that it is unlawful for any Covered Person, in connection with the purchase or sale of any Reportable Security held or to be acquired by a Registered Fund, to:

– Employ any device, scheme or artifice to defraud the Registered Fund;

– Make any untrue statement of a material fact to the Registered Fund or omit to state a material fact necessary in order to make the statements made to the Registered Fund, in light of the circumstances under which they are made, not misleading;

– Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Registered Fund; or

– Engage in any manipulative practice with respect to the Registered Fund.

Rule 17j-1 also provides that Registered Funds and their Advisers and principal underwriters must adopt codes of ethics containing provisions reasonably necessary to prevent Covered Persons from violating Rule 17j-1. This Code is designed to comply with the requirements of Rule 17j-1 as it pertains to the Adviser.

Rule 204A-1:

Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), requires that each Adviser establish, maintain and enforce a code of ethics that includes:

– Standards of business conduct required of Covered Persons of each Adviser, which standard must reflect the Adviser’s fiduciary obligations and those of its Covered Persons;

– Provisions requiring Covered Persons of each Adviser to comply with applicable Federal Securities Laws;

– Provisions that require all Covered Persons of each Adviser to report, and each Adviser to review, personal securities transactions and holdings periodically;

– Provisions requiring Covered Persons of each Adviser to report any violations of this Code promptly to the Chief Compliance Officer (the “CCO”) of the Registered Funds; and

– Provisions requiring each Adviser to provide its Covered Persons with a copy of this Code and to obtain a written acknowledgment from its Covered Persons that they have read, understood and agree to abide by this Code and any amendments thereto.

UBS Asset Management- Americas Code of Ethics 4-C-003910 Internal

1.1	Who is subject to the Code?

Covered Persons. For purposes of this Code, Covered Person is defined as:

-	each employee, officer and director of UBS AM, their spouses and members of their immediate families[4];
-	each employee, officer or director or their spouses and members of their immediate families of any UBS Group AG affiliate, who is domiciled on the premises of UBS AM for a period of 30 days or more; and
-	consultants and other temporary employees hired for a period of 30 days or more whose duties include access to UBS AM’s technology and systems, and/or trading information in any form, unless they obtain a written exemption from the Central (Group) Compliance. Consultants and other temporary employees who are employed for less than a 30-day period, but who have access to UBS AM’s trading information, will be subject to the reporting requirements as determined by their line manager and C&ORC.

1.2	Interested Directors of a Fund

Directors of any Fund that is an Advisory Client of UBS Group AG (“Interested Directors”) are subject to the following sections of the Code, except if covered by “Independent Directors of a Fund” below (item 1.3):

Section 5.1 Initial Holdings Report and Certification

Section 5.2 Quarterly Transactions Report for Covered Persons and Interested Directors

Section 5.3 Annual Certification for Covered Persons, Interested Directors and Independent Directors

1.3	Independent Directors of a Fund

Directors of a Fund who are not affiliated with UBS AM (“Independent Directors”) as well as Interested Directors who do not have access to non-public information regarding the Portfolio Holdings of any fund advised by UBS AM or who are not involved in making securities recommendations or have access to such recommendations that are not public are subject only to the following sections of the Code:

Section 5.2 Quarterly Transactions Report for Independent Directors

Section 5.3 Annual Certification for Covered Persons, Interested Directors and Independent Directors

4 Immediate family includes your spouse, children and/or stepchildren and other relatives who live with you if you contribute to their financial support.

UBS Asset Management- Americas Code of Ethics 4-C-003910 Internal

2.	Types of Accounts

2.1	Covered Accounts

“Covered Account” includes any securities account (held at a broker-dealer, transfer agent, investment advisory firm, bank, or other financial services firm) in which a Covered Person has a beneficial interest5 or over which a Covered Person has investment discretion or other control or influence. Restrictions placed on transactions executed within a Covered Account6 also pertain to investments held outside of an account over which a Covered Person has physical control, such as a stock certificate.

2.2	Joint Accounts

Covered Persons are prohibited from entering into a joint account with any Advisory Client.

2.3	Investment Clubs

Covered persons are prohibited from participating in investment clubs.

3.	Establishing Covered Accounts

3.1	Employee Account Centralization

Generally, Covered Persons must maintain Covered Accounts only with UBS Wealth Management (WMA). Any exceptions to this rule must be approved in writing by the Central (Group) Compliance7 by submitting a form located on Affirmation Online (“AOL”). Covered Persons must obtain prior written approval from the Central (Group) Compliance to open a futures account.

Exceptions. The following Covered Accounts may be maintained away from WMA without obtaining prior approval.

-	Mutual Fund Only Accounts. Any account that permits a Covered Person only to buy and sell shares of open- end mutual funds for which UBS AM does not serve as investment adviser or subadviser and cannot be used to trade any other types of securities like stocks or closed-end funds.

-	401(k) Plans. Any account with a 401(k) retirement plan that a Covered Person established with a previous employer, provided that the investments in the plan are limited to pooled investment options (e.g., open-end mutual funds). A 401(k) plan account that permits you to trade individual securities or invest in pools consisting of securities of a single issuer must be approved by the Central Compliance Department. The UBS SIP plan or any successor UBS 401(k) plan is not an excepted account within this definition.

-	Investments in the Physical Control of a Covered Person. Covered Persons may maintain physical possession of an investment (for example, a stock certificate).

-	Covered Person accounts at another financial services firm that require the accounts to remain with that firm. These accounts must be disclosed and statements must be provided to Central (Group) Compliance. Ongoing reporting requirements may be required as well.

5 Beneficial interest in an account includes any direct or indirect financial interest in an account.

6 Covered Accounts also include accounts for which a Covered Person has power of attorney, serves as executor, trustee or custodian, and corporate or investment club accounts.

7 While your local C&ORC representative can offer guidance and/or answers the Code is administered by a separate function called Central or Group Compliance which is based in Nashville, Tn. This group is responsible for maintenance, monitoring and correspondence on all aspects of the Code of Ethics.

UBS Asset Management- Americas Code of Ethics 4-C-003910 Internal

-	Employee stock option plan or share scheme accounts where securities are not yet vested.

-	Estate accounts

-	Trusts on which you are the beneficiary

-	Custodial accounts for your children where you are not the custodian (i.e. your parents who are financially independent from you open a UTMA account with their grandchild(ren).

You must obtain approval to maintain the following Covered Accounts:

-	Investments Directly with Issuers (or their Transfer Agents). Covered Persons may participate in direct investment plans that allow the purchase of an issuer’s securities without the intermediation of a broker-dealer provided that timing of such purchases is determined by the plan (e.g., dividend reinvestment plans (“DRIPS”)). Such investments must be approved prior to the initial purchase of the issuer’s securities. Once approved, you are not required to pre-clear purchases or sales of shares in the plan, although transactions and holdings must be reported. However, if you withdraw the securities and hold a certificate or transfer them to a brokerage account, subsequent sales are subject to preclearance as well as the 30-day holding period.

Note: Covered Persons are required to report all Covered Accounts pursuant to the Reporting and Certification Requirements of Section 5 below.

3.2	Discretionary Accounts

Typically all investment and trading accounts, including managed, discretionary and commodity accounts for which the Covered Person is the account holder or joint account holder must be centralized at UBS WMA. Covered Persons may request an exception from Central (Group) Compliance to open discretionary securities accounts. A discretionary account is one where all investment decisions are made by a third-party who is unrelated to the Covered Person or is not otherwise a Covered Person (“Discretionary Account”). Although Discretionary Accounts are exempt from the provisions of Section 4 (Trading Restrictions) of this Code, they are still Covered Accounts and must comply with all other provisions of this Code, including this Section 3 Establishing Covered Accounts) and Section 5 (Reporting and Certification Requirements). In order to obtain necessary approval to open a Discretionary Account, Covered Persons must provide the following to the Central (Group) Compliance.

-	E-mail the request to sh-affirmation-online@ubs.com. The request should include the reasons for your request, supporting documentation and any other information that will be useful for Central (Group) Compliance to make an informed decision. The subject line of your e-mail should read: EXCEPTION REQUEST.

-	A copy of the Investment Advisory Agreement and/or any other relevant documents that demonstrate that the fiduciary has full investment discretion; and

If approval is granted the employee will be required to submit

-	A copy of the signed Investment Advisory Agreement;

-	A signed attestation that, if the Covered Person discusses any specific strategies, industries or securities with the independent fiduciary, the Covered Person will pre-clear any related trades that result from the discussion. (Note: if no such discussions take place in advance of transactions, preclearance is not required).

The Central (Group) Compliance will review Discretionary Account trading for abuses and conflicts and reserves the right to cancel approval of a Discretionary Account and to subject all of the account’s trades to preclearance and other requirements of this Code. Discretionary Accounts may not be used to undermine these procedures.

UBS Asset Management- Americas Code of Ethics 4-C-003910 Internal

4.	Trading Restrictions

4.1	Definition of Security

In this Code, the term “security” means any interest or instrument commonly known as a security, whether in the nature of debt or equity, including but not limited to any option, futures contract, shares of registered open-end investment companies (mutual funds) advised or sub-advised by UBS AM, warrant, note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or any participation in or right to subscribe to or purchase any such interest or instrument. For purposes of these trading restrictions and the reporting requirements described in Section 5, the term security does not include direct obligations of the U.S. government, bankers’ acceptances, bank certificates of deposit, commercial paper, high-quality short-term debt instruments (including repurchase agreements), or shares of registered open-end investment companies (mutual funds) for which UBS AM does not serve as investment adviser or sub-adviser.

4.2	Preclearance Requirements

Covered Persons must obtain prior written approval before purchasing, selling or transferring any security, or exercising any option (except as noted below).

-	Preclearance is performed electronically through the Group Trade Pre-clearance System – GTPS, (goto/gtps).

Each trade request requires approval by your Line Manager via e-mail prior to entering the trade(s) in GTPS. This e-mail must be forwarded to: SH-PAD-LM-Approval-Americas.

In the event the system is down, the process involves the following three steps:

o	Complete the Trade Request Form. Covered Persons must complete a Trade Request Form (See Appendix A and submit it to their local C&ORC representative before making a purchase, sale or transfer of a security, or exercising an option.

o	Wait for Approval. Their local the C&ORC representative will review the form and, as soon as practicable, determine whether to authorize the transaction.

o	Execute Before the Approval Expires. A preclearance approval for a transaction is only effective on the day you receive approval (regardless of time).

-	If your trade is not fully executed by the end of the day, you must obtain a new preclearance approval in GTPS before your order (or the unfilled portion of your order) can be executed.

-	Exceptions. Covered Persons do not need to preclear the following types of transactions. Please see the “Transaction Requirement Matrix” in Appendix A for a summary of the preclearance requirements.

o	Open-End Investment Company Shares (Mutual Funds), including funds offered within a 529 College Savings Plan. Purchases and sales of mutual funds do not require preclearance and are not subject to the reporting requirements of Section 5. However, certain holding period requirements apply to open-end registered investment companies advised or sub-advised by UBS AM (see Section 4.3 herein).

o	Unit Investment Trusts (UITs). Purchases and sales of unit investment trusts do not require preclearance.

o	Exchange Traded Funds (ETFs). Purchases and sales of Exchange Traded Funds that are based on a broad-based securities index do not require preclearance. Transactions in all other ETFs, including industry or sector-based funds, must be precleared.

UBS Asset Management- Americas Code of Ethics 4-C-003910 Internal

o	Certain Corporate Actions. Acquisitions of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities do not require preclearance.

o	Rights. Acquisition of securities through the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent the rights were acquired through the rights offering and not through the secondary market.

o	Third Party 401(k) Plans. Any transaction in these plans is generally exempt from the preclearance requirements, unless the plan permits a Covered Person to trade individual securities (e.g., shares of stock), in which case such transactions are subject to preclearance.

o	Futures and Options on Currencies, Commodities and Broad Based Indices. A Covered Person is not required to preclear commodities, currencies and broad based indices.

o	Transactions in Discretionary Accounts. Except under certain circumstances, a Covered Person is not required to preclear transactions in a Discretionary Account.

NOTE: All transactions, including those exempt from the preclearance requirement (other than mutual funds), are subject to the reporting requirements (See Section 5).

4.3	UBS AG Securities, UBS Mutual Funds and UBS Savings and Investment Plans

Pre-Clearance is required for all transactions by Covered Persons in UBS Securities and UBS Labeled Products, including UBS Mutual Fund and PACE Select Funds. Covered Persons who are deemed company insiders are subject to blackout periods. In addition, any Covered Person who possesses material non-public information regarding UBS AG is prohibited from engaging in transactions in UBS securities and UBS labeled products.

4.4	Frequency

In order to ensure that Covered Persons are not distracted from servicing Advisory Clients, Covered Persons should not engage in more than 20 transactions per month.

4.5	Holding Period

If a Covered Person is required to pre-clear a transaction in a security in scope, he/she also must hold the security for at least 30 days.

As a result, Covered Persons may not:

-	buy a security or Related Investment[8] within 30 days after selling that security or Related Investment; or

-	sell a security or Related Investment within 30 days after purchasing that security or Related Investment. Please refer to the Transaction Requirement Matrix in Appendix A.

The following transactions and financial instruments are explicitly in the scope of this policy (See Global Personal and Account Dealing Policy – 1-P-000359):

1.	Financial instruments:

●	equities;
●	corporate bonds;

8 Related Investments are investments whose value is based on or derived from the value of another security, including convertible securities and derivative securities such as options, futures and warrants.

UBS Asset Management- Americas Code of Ethics 4-C-003910 Internal

●	government and municipal bonds;
●	commodities or foreign exchange contract entered into for investment purposes;
●	Volcker Rule covered funds;
●	private equity funds and unlisted hedge funds
●	closed-end funds including alternative investments such as hedge funds;
●	exchange-traded funds (ETFs);
●	exchange-traded notes (ETNs);
●	real estate investment trusts (REITs);
●	cryptocurrencies entered into for investment purposes (e.g. trading) via a regulated exchange;
●	any structured product containing any of the above, if the structured product has fewer than 10 underlyings;
●	any instrument that can be exercised into or exchanged for any of the above; and
●	any contract for differences, swap, option, future or forward transaction referenced to or based on the value of any of the above;

2.	Transactions:

●	purchases or sales, whether for cash, by credit or in kind;
●	subscriptions beyond original entitlement in a rights offering, selling rights and buying additional rights;
●	transfers between accounts with a change in ownership;
●	receipt as a result of a corporate action or event unless there is no choice to receive the financial instrument,
●	an automated dividend reinvestment, or receiving rights and acquiring shares in respect of a rights issue Exceptions

-	UITs although not subject to preclearance, must be held for at least 30 days.

-	Shares of registered open-end investment companies advised or sub-advised by UBS AM must be held for at least 30 days.

-	If a security has experienced a loss equal to at least 10% of the purchase price, the Covered Person may sell the security in less than 30 days, with prior approval from the Central (Group) Compliance.

-	If you receive restricted stock as part of your compensation, you are not required to hold it for 30 days after it vests.

4.6	Prohibited Transactions

UBS AM views the following transactions as especially likely to create conflicts with Advisory Client interests. Covered Persons are therefore prohibited from engaging in the following transactions:

-	Short Sales. Covered Persons are prohibited from entering into a net short position with respect to any security.

-	Futures. Purchase or sale of futures that are not traded on an exchange, as well as options on any type of futures (exchange-traded or not) are prohibited. This prohibition does not apply to currency forwards (futures or otherwise).

-	Securities Issued by Suppliers & Vendors. Covered Persons who have information about or are directly involved in negotiating a contract with a supplier or vendor of UBS AM may not purchase securities issued by that supplier or vendor.

4.7	Initial Public Offerings

Covered Persons are prohibited from acquiring securities in an initial public offering (other than a new offering of a registered open-end investment company).

In the event that a Covered Person holds securities in a company that has announced that it will engage in an IPO, he or she must immediately notify the Compliance Department.

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4.8	Investment in Partnerships and Other Private Placements

Covered Persons are permitted to acquire interests in general partnerships and limited partnerships, and to purchase privately placed securities, provided they obtain prior written approval from Central (Group) Compliance. Once approved, any additional capital investments (other than capital calls related to the initial approved investment) will require a new approval. Covered Persons requesting permission must complete the Private Placement Request Form via AOL.

4.9	Investments Directly with Issuers (or their Transfer Agents).

Covered Persons may participate in direct investment plans that allow the purchase of an issuer’s securities without the intermediation of a broker-dealer provided that timing of such purchases is determined by the plan (e.g., dividend reinvestment plans (“DRIPS”)). Such investments must be approved prior to the initial purchase of the issuer’s securities. Once approved, you are not required to pre-clear purchases or sales of shares in the plan, although transactions and holdings must be reported. However, if you withdraw the securities and hold a certificate or transfer them to a brokerage account, subsequent sales are subject to pre-clearance as well as the 30-day holding period.

4.10	Options

-	Call Options: A Covered Person may purchase a call option on an individual security or ETF only if the call option has a period to expiration of at least 30 days from the date of purchase and the Covered Person either (1) holds the option for at least 30 days prior to sale or (2) holds the option and, if exercised, the underlying security, for a total period of 30 days. (Similarly, if you choose to exercise the option, you may count the period during which you held the call option toward the 30-day holding period for the underlying security or ETF.)

A Covered Person may sell (“write”) a call option on an individual security or ETF only if he/she has held the underlying security (in the corresponding quantity) for at least 30 days (Covered Call).

-	Put Options: A Covered Person may purchase a put option on an individual security or ETF only if the put option has a period to expiration of at least 30 days from the date of purchase and the Covered Person holds the put option for at least 30 days. If a Covered Person purchases a put on a security he/she already owns (Put Hedge), he/she may include the time he/she held the underlying security towards the 30-day holding period for the put.

-	A Covered Person may not sell (“write”) a naked put on an individual security or ETF.

-	Options on Broad-Based Indices: Covered Persons may purchase or sell an option on a Broad-based Securities Index (“Index Option”) only if the option has a period to expiration of at least 30 days from the date of purchase or sale. A Covered Person may buy or sell an Index Option with a period to expiration of less than 30 days from the date of purchase or sale to close out an open position only if he/she has held the position being closed out for at least 30 days or another exception under Section 4.3 (Holding Period) applies.

Note: Covered Persons must obtain preclearance approval to exercise an option on an individual security or ETF as well as to purchase or sell such an option.

4.11	Futures

A Covered Person may purchase and sell exchange-traded futures and currency forwards.

Purchases and sales of all futures contracts are subject to the holding period requirement (See Section 4.3 above).

Note: Covered Persons must obtain preclearance approval to purchase or sell futures contracts on an individual security.

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5.	Reporting and Certification Requirements

5.1	Reporting

Covered Persons must disclose all reportable accounts and investments within 10 calendar days after becoming a Covered Person and gaining access to UBS AM systems. He/she must certify that he/she has read and understands the Code, that he/she will comply with its requirements, and that he/she has disclosed or reported all personal investments and accounts required to be disclosed or reported. Covered Persons will be required to review and update their holdings, securities account transactions and confirm they have read and understand the Code of Ethics quarterly and annually thereafter. Interested Directors other than Covered Persons are also required to make this report within 10 days of becoming an Interested Director of a Fund.

Initial holdings information must be current as of a date not more than 45 days prior to your hire date. Please note that you cannot conduct personal trades until you have completed all required disclosures within AOL.

Covered Persons are responsible for updating their information on the AOL system at the time any reportable Covered Account is opened and immediately upon making or being notified of a change in ownership or account number. To review and update your disclosed accounts, please enter “goto/aol” in your web browser to access Affirmation Online and select “Accounts’.

Exceptions: Covered Persons are not required to report holdings in:

-	U.S. Registered Open-End Mutual Funds that are not advised or sub-advised by UBS AM

-	U.S. Government Securities[9]

-	Money Market Instruments[10]

-	Accounts over which a Covered Person has no direct or indirect influence or control

However, Covered Persons are required to include in initial and annual holdings reports the name of any broker- dealer or bank with which the Covered Person has an account in which any securities are held for his/her direct or indirect benefit. This information must be current as of a date not more than 45 days prior to the date the report was submitted.

5.2	Copying Central Compliance on Statements and Confirms

Central (Group) Compliance receives automatic feeds of trade confirmations and account statements from Wealth Management. However, for accounts maintained away from Centralization (WMA – See Section 3), Covered Persons must arrange for Central (Group) Compliance to receive directly from the executing broker- dealer, bank, or other third-party institution duplicate copies of trade confirmations for each transaction and periodic account statements for each Covered Account. Covered Persons are not required to provide duplicate confirms and statements for Mutual Fund Only Accounts.

If You Cannot Arrange for Duplicate Confirmations or Statements. You may wish to engage in a transaction for which no confirmation can be delivered to Central (Group) Compliance (e.g., a transaction in a privately placed security or a transaction in individual stocks held in a 401(k) plan). These types of transactions require the prior written approval from Central (Group) Compliance and will involve additional reporting requirements.

5.3	Quarterly Transactions Report for Covered Persons and Interested Directors

Within 30 days of the end of each calendar quarter, Covered Persons must file a report of all securities and U.S.- registered open-end mutual fund transactions for which UBS AM serves as adviser or subadviser on a Quarterly Transactions Report unless a duplicate confirmation or similar document was sent to the Central (Group)

9 Covered Persons are required to report transactions in Fannie Maes and Freddie Macs.

10 Money Market Instruments include bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements.

UBS Asset Management- Americas Code of Ethics 4-C-003910 Internal

Compliance contemporaneously with the transaction. In addition, Covered Persons are required to report any account opened during the quarter in which securities were held during the quarter (this includes accounts that hold those securities described above in Section 5.1).

5.4	Quarterly Transactions Report for Independent Directors (Excluding O’Connor Independent Directors)

Independent Directors (excluding O’Connor Independent Directors) must file a Quarterly Transactions Report with the C&ORC only if the Independent Director knew, or in the ordinary course of fulfilling his/her official duties as a director of a Fund should have known, that during the 15 days immediately preceding or following the date of a securities transaction in the Independent Director’s Covered Accounts that:

-	the security was purchased or sold by a Fund; or

-	a purchase or sale of the security was considered for a Fund.

Independent Directors must file these reports within ten days of the end of the calendar quarter in which the trade occurred.

5.5	Annual Certification for Covered Persons, Interested Directors and Independent Directors

Annually, Covered Persons, Interested Directors and Independent Directors must certify that they have read and understand the Code, that they have complied with its requirements during the preceding year, and that they have disclosed or reported all personal transactions/holdings required to be disclosed or reported.

UBS Asset Management- Americas Code of Ethics 4-C-003910 Internal

6.	Administration and Enforcement

6.1	Review of Personal Trading Information

All information regarding a Covered Person’s personal investment transactions, including the reports required by Section 5, will be reviewed by the Central (Group) Compliance, and the Chief Compliance Officer or his designee will be notified of violations. All such information may also be available for inspection by the Boards of Directors of the Funds, the Chief Executive Officer and Legal Counsel of UBS AM, any party to which any investigation is referred by any of the foregoing, a Covered Person’s supervisor (where necessary), the Securities and Exchange Commission, any self-regulatory organization of which UBS AM is a member, and any state securities commission.

6.2	Annual Reports to Mutual Fund Boards of Directors and UBS Asset Management’s CEO

C&ORC will review the Code at least annually in light of legal and business developments and experience in implementing the Code. The Chief Compliance Officer will prepare an annual report to the Boards of Directors of the Funds and the CEO of UBS AM that:

-	describes issues that arose during the previous year under the Code, including, but not limited to, information about material Code violations and sanctions imposed in response to those material violations;

-	recommends changes in existing restrictions or procedures based on the experience implementing the Code, evolving industry practices, or developments in applicable laws or regulations; and

-	certifies to the Boards that procedures have been adopted that are designed to prevent Covered Persons (generally defined under Rule 17j-1 under the 1940 Investment Company Act to include any director or office of a Fund or its investment adviser and any employee of a Fund’s investment adviser who, in connection with his or her regular functions or duties participates in selection of a Fund’s portfolio securities or who has access to information regarding a Fund’s future purchases or sales of portfolio securities) from violating the Code.

6.3	Exceptions

C&ORC periodically reviews the effectiveness of this policy in light of changes in industry standards, legal requirements and securities market changes. As such, situations may arise in which C&ORC may believe an exception could be granted. Such exceptions will only be granted if C&ORC believe the essence of the policies enumerated would not be violated, clients would not be harmed and the exception would not conflict with applicable law or regulation.

6.4	Sanctions and Remedies

If Central (Group) Compliance determines that a Covered Person or Fund Director has violated the Code, it may, in consultation with C&ORC as well as senior management, impose sanctions and take other actions deemed appropriate, including oral reprimand, issuing a letter of education, suspending or limiting personal trading activities, imposing a fine or adjusting compensation, suspending, demoting or terminating employment, and/or informing the Securities and Exchange Commission and/or other applicable regulatory authorities if the situation warrants.

As part of any sanction, the Central (Group) Compliance and/or C&ORC may require the violator to reverse the trade(s) in question and forfeit any profit or absorb any loss from the trade. Senior management will determine the appropriate disposition of any money forfeited pursuant to this section.

UBS Asset Management- Americas Code of Ethics 4-C-003910 Internal

Appendix

A.	Transaction Requirement Matrix

The following chart contains many of the common investment instruments, though it is not all-inclusive. Please refer to the Code of Ethics for additional information.

TRANSACTION	PRECLEARANCE REQUIRED?	REPORTING/HOLDING REQUIRED?
Mutual Funds
Mutual Funds (Open-End) not advised or	No	No
Subadvised by UBS AM
Mutual Funds (Closed-End) Mutual Funds advised or subadvised	Yes Yes	Yes Yes
by UBS AM
Unit Investment Trusts	No	Yes
Variable & Fixed Annuities	No	No
Equities
UBS Stock	Yes	Yes
Common Stocks	Yes	Yes
ADRs	Yes	Yes
DRIPS	No	Yes
Stock Splits	No	Yes/N/A
Rights	No	Yes
Stock Dividend	No	Yes/N/A
Warrants (exercised)	Yes	Yes
Preferred Stock	Yes	Yes
IPOs	Prohibited	Prohibited
Naked Shorts against a client position	Prohibited	Prohibited
Options (Stock)
UBS (stock options)	Yes	Yes
Common Stocks	Yes	Yes
Exchange Traded Funds	Yes	Yes
Fixed Income
US Treasury	No	No
CDsNo Money Market	No No	No No
GNMA	No	No
Fannie Maes	Yes	Yes
Freddie Macs	Yes	Yes
Bonds
US Government	No	No
Corporate	Yes	Yes
Convertibles (converted)	Yes	Yes
Municipal	Yes	Yes

Private Placements	Yes	Yes
Limited Partnerships	Yes	Yes
Exchange-Traded Funds
ETFs	Yes	Yes